April 15, 2009

CONSENT OF EXPERT FILED BY SEDAR

British Columbia Securities Commission (Principal Regulator)
Ontario Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
Western Goldfields Inc.
New Gold Inc.

Re:

The Management Information Circular Supplement (the "Supplement") of New Gold Inc. and Western Goldfields Inc. Western Goldfields Inc., dated April 8, 2009

Pursuant to Section 8.3 of National Instrument 43-101 Standards of Disclosure for Mineral Projects, this letter is being filed as the consent of Barton G. Stone to extracts from, or a summary of, the technical report entitled "Feasibility NI 43-101 Technical Report for the El Morro Project, Region III, Chile", dated May 9, 2008 (the "Report") contained in the Supplement or incorporated by reference therein.

I hereby confirm that I have read the Supplement, including the written technical disclosure contained in the Supplement or incorporated by reference therein, and that it fairly and accurately represents the information in the Report that supports the disclosure.

PINCOCK, ALLEN & HOLT

/s/ Barton G. Stone

BARTON G. STONE, C.P.G.
Certified Professional Geologist